Exhibit 99.2

CHARLES RIVER ASSOCIATES (CRA)

FISCAL FOURTH QUARTER AND FISCAL YEAR 2009

EARNINGS ANNOUNCEMENT

PREPARED CFO REMARKS

CRA is providing a copy of prepared remarks by CFO Wayne Mackie in combination with its press release. These remarks are offered to provide the investment community with additional information on CRA’s financial results prior to the start of the conference call. As previously announced, the conference call will begin today, January 14, 2010 at 9:00 am EST.  These prepared remarks will not be read on the call.

Revenue

In today’s press release, we reported Q4 GAAP revenue of $74.6 million, compared with $85.6 million for Q4 of fiscal 2008.  NeuCo contributed approximately $1.8 million to our Q4 of fiscal 2009 GAAP revenue.  Non-GAAP revenue for Q4 of fiscal 2009, which excludes NeuCo, was $72.8 million.  I also want to point out that Q4 of fiscal 2008 was a 13-week period compared to a more typical 12-week quarter in fiscal 2009.  Our GAAP revenue for Q4 of fiscal 2008 included $790,000 from NeuCo.

Looking at our business on a sequential basis — normalizing our performance in Q3, which is a 16-week period, into 12 weeks for an apples-to-apples comparison — our revenue grew sequentially by 12.4% in Q4 of fiscal 2009 on a non-GAAP basis.

Revenue for fiscal 2009, the fifty-two weeks ended November 28, 2009, was $301.6 million, compared with $376.8 million for the fifty-three weeks ended November 29, 2008.  After adjusting for NeuCo’s impact, non-GAAP revenue for fiscal 2009 was $292.8 million compared with $376.0 million for the fifty-three weeks ended November 29, 2008.

Gross Margin

Q4 of fiscal 2009 gross margin on a GAAP basis was 33.0%, compared with 34.6% in fiscal 2008.  Q4 gross margin on a non-GAAP basis was 32.1%, compared with 36.9% in Q4 of fiscal 2008. The decline was principally a result of lower revenue and an increase in reimbursable expenses in Q4 of fiscal 2009.  For the full year, our GAAP and non-GAAP gross margin was about equal at 33.7% in fiscal 2009.  In fiscal 2008, our gross margin was 33.3% on a GAAP basis and 34.6% on a non-GAAP basis for the full year.  Q4 of fiscal 2009 SG&A expenses were $18.6 million, or 25.0% of GAAP revenue.  On a non-GAAP basis, excluding the effects of NeuCo and restructuring costs, SG&A expenses were $15.3 million, or 21.1% of revenue in Q4, compared with $19.7 million, or 23.2% of revenue, in Q4 of fiscal 2008.  As mentioned in our press release, non-GAAP SG&A costs for fiscal 2009 decreased by $18.8 million, or nearly 22%, compared with fiscal 2008 due to our aggressive cost reduction efforts and productivity improvements.

Operating Income

GAAP operating income was $3.6 million for the quarter, or 4.8% of revenue, compared with Q4 of fiscal 2008 GAAP operating income of $4.2 million, or 5.0% of revenue.  Non-GAAP operating income in Q4 was $6.5 million, or 8.9% of revenue, compared with non-GAAP operating income of $9.8 million, or 11.6% of revenue in Q4 of fiscal 2008.  The underlying factor here is principally the year-over-year decline in revenue and gross margin.

Interest and Other Income (Expense), net

In Q4 of fiscal 2009, GAAP interest and other income was $10,000 compared to interest and other income of approximately $1 million in Q4 of fiscal 2008.  Both years were affected by our bond buybacks, as well as NeuCo and our restructuring activities; so if we look at it on a non-GAAP basis, this line item was a loss of $235K in Q4 of fiscal 2009 and a gain of $412K in Q4 of fiscal 2008.  The $647K decrease is attributable to a $425K decrease in foreign exchange gains, lower short-term interest rates, which produced less interest income this quarter as compared to a year ago, offset partially by lower interest expense attributable to less convertible bonds outstanding this year.

New Accounting Standard for Convertible Bonds

While we are on the topic of buying back our bonds, I would like to discuss a change in accounting that is going to affect us beginning in fiscal 2010.  Many of you may have seen this already with other companies that have issued convertible bonds.  In Q1 of fiscal 2010, we will be adopting FASB Accounting Standards Codification Topic 470-20, which was formerly referred to as FASB Staff Position APB 14-1.  The new accounting applies to the convertible bonds that we issued several years ago.  It will have the net effect of increasing our non-cash interest expense.  Going forward, adopting this rule will result in CRA experiencing an incremental non-cash interest expense in fiscal 2010 that we are currently estimating at $1.4 million.  In addition, we will be required to account for a cumulative catch-up for years past that we estimate will be an approximate $6.5 million non-cash decrease in retained earnings through the end of fiscal 2009.  Also, on the date of issuance, the carrying amount of the bonds will be retroactively adjusted to reflect a discount of $12.6 million and deferred financing costs will be reduced by $0.5 million, with offsetting increases in shareholders’ equity of $7.0 million and deferred tax liability of $5.1 million.

Income Taxes

Our GAAP tax provision for the quarter was $1.1 million, or a Q4 tax rate of 30.8% compared with $3.1 million or 59.1% in Q4 of fiscal 2008.  Our non-GAAP tax provision for the quarter was $2.5 million, or an effective tax rate of 39.8%, as compared to $4.3 million or 41.5% we recorded in Q4 of fiscal 2008.  For fiscal 2009, our tax rate on a GAAP basis was 52.9% and 43.2% on a non-GAAP basis, compared with a fiscal 2008 GAAP tax rate of 62.2% and non-GAAP tax rate of 50.2%.  The lower tax rates for both the quarter and full year reflect improved profit performance in Europe and the Middle East region and the benefit of the tax net operating loss utilization.  The Q4 of fiscal 2009 GAAP tax rate is further reduced by a tax benefit recognized on NeuCo’s loss.

Q4 Net Income

Our Q4 of fiscal 2009 GAAP net income was $2.5 million, or $0.23 per diluted share, compared with GAAP net income of $1.9 million, or $0.18 per diluted share, for the same period of 2008.  GAAP net income in Q4 of fiscal 2009 included $2.6 million in pre-tax expenses and related income tax effect of $1.2 million associated with office space reductions and moves and employee workforce reductions.  Q4 of fiscal 2009 net income also included a pre-tax gain of $0.3 million and related tax provision of $0.1 million related to the repurchase of our convertible bonds at a discount, and a $0.1 million loss from NeuCo.  GAAP net income in Q4 of fiscal 2008 included $4.9 million in pre-tax expenses related to a series of initiatives designed to reduce our operating expenses and improve utilization, and a related tax effect of $0.8 million.  In addition, Q4 of fiscal 2008 GAAP net income included a foreign exchange currency loss of $0.2 million related to the previously reported liquidation of our New Zealand-based operations.  Q4 of fiscal 2008 GAAP net income also included a pre-tax gain of $1.0 million and related tax provision of $0.4 million related to the repurchase of our convertible bonds, and a $0.3 million loss from NeuCo.  Excluding these items from both periods, non-GAAP net income for Q4 of fiscal 2009 was $3.8 million, or $0.35 per diluted share, compared with Q4 of fiscal 2008 non-GAAP net income of $6.0 million, or $0.56 per diluted share.

Fiscal Year Net Income

Looking at our bottom-line for the year, GAAP net income was $7.8 million, or $0.73 per diluted share, compared with 2008 GAAP net income of $8.0 million, or $0.74 per diluted share.  And without going through all the individual items again, on a non-GAAP basis, our net income in 2009 was $12.6 million, or $1.17 per diluted share, compared with 2008 non-GAAP net income of $17.8 million, or $1.63 per diluted share.

Key Balance Sheet Metrics

Turning to the balance sheet, billed and unbilled receivables in Q4 were $88.2 million, compared with $79.0 million at the end of Q3.  Current liabilities at the end of Q4 were $79.1 million compared with $69.8 million at the end of Q3.

Total DSOs in Q4 was 97 days as our continued focus on collections proved effective.  This consists of 65 days of billed and 32 days of unbilled, which is consistent with the 96 days we reported in Q3, which included 64 days of billed and 32 days of unbilled.  Our goal is to continue to keep our DSOs below 100 days.

Cash and Cash Flow

Cash flow was positive this quarter.  Cash and equivalents and short-term investments stood at $106.5 million at the end of Q4 of fiscal 2009, compared with $104.8 million at the end of Q3 of fiscal 2009.  This includes our purchase of $10.3 million of our convertible bonds at a discount.  Net cash flow from operating activities during the quarter was $12.5 million compared with $12.3 million for Q4 of fiscal 2008.

Other Expenses

Our capital expenditures totaled approximately $0.7 million for Q4 of fiscal 2009 and $2.2 million for fiscal 2009, compared to $1.3 million for Q4 of fiscal 2008 and $9.2 million for fiscal 2008.  Depreciation and amortization expense was approximately $2.4 million for Q4 of fiscal 2009, compared with $3.1 million for Q4 of fiscal 2008.  Share-based compensation expense was approximately $2.1 million for Q4 of fiscal 2009 compared with $1.3 million for Q4 of fiscal 2008.

This concludes the prepared CFO remarks.

CRA INTERNATIONAL, INC.
UNAUDITED OPERATING INCOME (LOSS) FROM OPERATIONS
COMPARING THIRD QUARTER NORMALIZED NON-GAAP RESULTS TO FOURTH QUARTER NON-GAAP RESULTS
(In thousands)

	Fourth Quarter:
	Twelve Weeks Ended					Difference between
	November 28, 2009	Third Quarter: Sixteen Weeks Ended September 4, 2009				Third Quarter Normalized
			Adjustments to		Normalized	Non-GAAP Results
	Non-GAAP	GAAP	GAAP Results	Non-GAAP	Non-GAAP	and Fourth Quarter	Percentage
	Results (1)	Results	(NeuCo) (2)	Results	Results (3)	Non-GAAP Results	Change

Revenues	$72,797	$89,262	$2,929	$86,333	$64,750	$8,047	12.4%
Costs of services	49,449	59,036	1,134	57,902	43,427	6,022	13.9%
Gross profit	23,348	30,226	1,795	28,431	21,323	2,025	9.5%

Selling, general and administrative expenses	15,347	21,744	1,775	19,969	14,977	370	2.5%
Depreciation and amortization	1,516	2,437	156	2,281	1,711	(195)	-11.4%
Income (loss) from operations	$6,485	$6,045	$(136)	$6,181	$4,635	$1,850	39.9%

(1)     For a complete reconciliation of GAAP and non-GAAP results for the fourth quarter of fiscal 2009, please refer to CRA’s press release dated January 14, 2010.

(2)     These adjustments include all activity related to NeuCo in the Company’s GAAP results.

(3)     Normalized non-GAAP results reflect the 16-week quarter ended September 4, 2009 as if it were a 12-week quarter.

NON-GAAP FINANCIAL MEASURES

In addition to reporting its financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has also provided in these remarks non-GAAP revenue, non-GAAP gross margin, non-GAAP SG&A, non-GAAP operating income, non-GAAP interest and other income, non-GAAP tax provision, non-GAAP net income, and non-GAAP net income per share.  The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method of evaluating its results of operations.  The Company believes that presenting its financial results excluding these restructuring costs, foreign currency exchange gain/loss attributable to the liquidation of the Company’s Australia and New Zealand-based operations, gain from convertible bond repurchases, and NeuCo’s results is important to investors and management because it is more indicative of its ongoing operating results and financial condition.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated.  The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Specifically, for fiscal 2009, the Company has excluded certain restructuring costs, the foreign exchange effect attributable to the liquidation of the Company’s Australian-based operations, gain from convertible bond repurchases, and NeuCo’s results.  For fiscal 2008, the Company excluded certain restructuring costs, the foreign exchange effects attributable to the substantial liquidation of the Company’s New Zealand-based operations, gain from convertible bond repurchases, as well as NeuCo’s results.  In addition, the Company has provided normalized non-GAAP revenue and operating income for the third quarter of fiscal 2009 on a basis intended to convert the 16-week period to an “as if” 12-week period in order to provide an equivalent comparison to revenue and operating income for the 12-week fourth quarter of fiscal 2009.

SAFE HARBOR STATEMENT

Statements in these prepared CFO remarks concerning the future business, operating results, estimated cost savings, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s convertible debt offering and stock-based compensation, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect its practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s business consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of these remarks.